Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

12 MARCH 2021

CLOSURE OF APRA'S AUSTRAC-RELATED INVESTIGATION

Westpac notes that the Australian Prudential Regulation Authority (APRA) has today announced that it has closed its investigation into matters related to the AUSTRAC proceedings.

This follows the conclusion of ASIC's AUSTRAC-related investigation in December 2020.

A copy of the APRA press release is attached.

For further information:

Stephanie Arena
Senior Manager Media Relations
0466 451 995

Andrew Bowden
Head of Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

12/03/2021 APRA closes investigation into Westpac anti-money laundering breaches | APRA

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APRA closes investigation into Westpac anti-money laundering breaches

Friday 12 March 2021

The Australian Prudential Regulation Authority (APRA) has closed its investigation into possible breaches of the *Banking Act 1959*, including the Banking Executive Accountability Regime (BEAR), by Westpac Banking Corporation (Westpac).

APRA commenced the investigation in December 2019 to examine prudential concerns arising from allegations by AUSTRAC that Westpac had breached anti-money laundering and counter-terrorism laws. APRA's investigation also examined the bank's actions to rectify and remediate the issues after they were identified.

In June last year, APRA delegated certain enforcement powers under the Banking Act to the Australian Securities and Investments Commission (ASIC), which was conducting its own investigation into whether the conduct giving rise to the allegations amounted to contraventions of the *Corporations Act 2001* (Corporations Act). The delegation was done to avoid both agencies separately investigating and potentially litigating related matters.

Having carefully considered the results of ASIC's investigation, APRA has determined to close its investigation. Westpac remains subject to a court enforceable undertaking (CEU) to implement an integrated risk governance remediation plan to uplift risk governance across its business with ongoing independent review over its progress. The $1 billion operational risk capital add-on, which reflects the bank's heightened operational risk profile, will also remain in place until Westpac completes its remediation under the CEU to APRA's satisfaction.

APRA Deputy Chair John Lonsdale said: "Although the investigation has not found evidence of breaches of the Banking Act or the BEAR, APRA remains determined to ensure Westpac rectifies its risk governance weaknesses effectively and sustainably.

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12/03/2021 APRA closes investigation into Westpac anti-money laundering breaches | APRA

"Under the enforceable undertaking, Westpac has clearly defined Executive and Board accountabilities for the implementation of its integrated risk governance remediation plan. APRA will be holding Westpac to account for the delivery of the required improvements," Mr Lonsdale said.

Media enquiries

Contact APRA Media Unit, on +61 2 9210 3636

All other enquiries

For more information contact APRA on 1300 558 849.

The Australian Prudential Regulation Authority (APRA) is the prudential regulator of the financial services industry. It oversees banks, credit unions, building societies, general insurance and reinsurance companies, life insurance, private health insurers, friendly societies, and most members of the superannuation industry. APRA currently supervises institutions holding $7.7 trillion in assets for Australian depositors, policyholders and superannuation fund members.

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